Baldwin & Lyons, Inc.

Protective Insurance Company

Sagamore Insurance Company

B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street

Indianapolis, IN 46204

(317) 636-9800

Subj:	Baldwin & Lyons, Inc.	May 1, 2008
Unaudited First Quarter	Press Contact: G. Patrick Corydon
(317) 636-9800
corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR QUARTER

Indianapolis, Indiana, May 1, 2008—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced a first quarter net loss of $4.6 million, or $.30 per share, compared to net income of $8.2 million, or $.54 per share, for the first quarter of 2007. Operating income, defined as net income before investment gains or losses was $4.2 million, or $.28 per share, for the current quarter compared to $7.9 million, or $.52 per share, reported in 2007. Net investment losses totaled $8.8 million, or $.58 per share, during the quarter and compare to net investment gains of $.3 million, or $.02 per share in the prior year quarter.

Net premium earned by the Company’s insurance subsidiaries increased by 2.1% to $45.1 million for the first quarter of 2008. Direct and assumed premiums written for the current quarter increased 4% compared to the first quarter of 2007. The written and earned premium increases for the quarter were generated from volume increases in the Company’s independent contractor and reinsurance assumed products. These increases were partially offset by declines in written and earned premium in the Company’s private passenger and small fleet liability trucking programs and, to a lesser extent, the excess trucking programs where the markets have remained very competitive throughout 2008 and 2007.

The company’s quarterly consolidated combined ratio was 98.5%, before fee income (96.9% after fees), producing an underwriting gain of $.6 million, compared to last year’s first quarter ratio of 88.2%, before fees (86.4% after fees), and underwriting profits of $5.2 million. The increase in combined ratio is attributable to some large loss activity and also an unusually large amount of prior year reserve savings realized during the first quarter of 2007 while reserve savings realized during the current quarter were below average.

Pre-tax investment income decreased 13.3% for the current year's first quarter reflecting decreased yields in all categories of investments. Additionally, pre-tax investment income decreased due to a higher proportion of the Company’s bond portfolio allocated to municipal bonds in 2008. Net investment income, after tax, decreased 6.7% compared with the prior year first quarter.

Pre-tax investment losses for the quarter of $13.6 million included $12.0 million associated with limited partnership activity in line with domestic and foreign stock market fluctuations for the quarter. The largest portion of the current quarter loss was associated with the Company’s investment in the Indian stock market which had experienced large gains during 2007.

Shareholders’ equity decreased $11.4 million (3.0%) from December 31, 2007, including cash dividends paid of $3.8 million ($.25 per share). Book value per common share outstanding was $24.23 at March 31, 2008, a decrease of $.75 from year end 2007. The combination of book value change and cash dividends equals a negative 2.0% return on beginning book value for 2008.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for May 1, 2008 at 11:00 AM ET (New York time) to discuss results for the first quarter ended March 31, 2008.

To participate via teleconference, interested parties may dial 888-254-3601 (U.S./Canada) or 913-312-1482 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through May 8, 2008 by calling 888-203-1112 or 719-457-0820 and referencing passcode 5257024.

The conference call will also be webcast. Interested parties may access the webcast through a link on the top of the Corporate Profile page on the investor relations section of our web site at www.baldwinandlyons.com . The webcast will be archived on the site until May 1, 2009.

Also available on the investor relations section of our web site are complete interim financial statements, information regarding our business segments, and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended
	March 31
	2008	2007

Operating revenue	$ 50,588	$ 50,433
Net investment gains (losses)	(13,575)	474

Total revenue	$ 37,013	$ 50,907

Operating income	$ 4,216	$ 7,903
Net investment gains (losses),
net of federal income taxes	(8,824)	308

Net income (loss)	($ 4,608)	$ 8,211

Per share data - diluted:
Average number of shares	15,243	15,157

Operating income	$ .28	$ .52
Net investment gains (losses)	(.58)	.02

Net income (loss)	($ .30)	$ .54

Dividends paid to shareholders	$ .25	$ .45

Annualized return on average
shareholders' equity:
Operating income	5.0%	10.2%

Net income (loss)	-5.4%	10.6%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	98.5%	88.2%
Including fee income	96.9%	86.4%

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Readers are encouraged to review the Company’s annual report for its full statement regarding forward-looking information.